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                                  Exhibit 12.1
                Computation of Ratio of Earnings to Fixed Charges
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
                                                            Year Ended December 31,
                                          2000          1999          1998         1997          1996
                                     --------------------------------------------------------------------
Consolidated pretax income from
  continuing operations              (18,396,488)    50,307,000    72,970,000    60,109,000    46,465,000

Interest                              19,192,119      6,807,106     6,819,257     6,751,975     6,444,424

Interest portion of rental expense     2,539,743      2,147,371     1,683,549     1,278,793       959,180
                                     -----------    -----------   -----------   -----------   -----------
  Earnings                             3,335,374     59,261,477    81,472,806    68,139,768    53,868,604
                                     ===========    ===========   ===========   ===========   ===========

Interest                              19,192,119      6,807,106     6,819,257     6,751,975     6,444,424

Interest portion of rental expense     2,539,743      2,147,371     1,683,549     1,278,793       959,180

Preferred stock dividend
  requirements                              --             --            --         127,478       201,319

                                     -----------    -----------   -----------   -----------   -----------
  Fixed Charges                       21,731,862      8,954,477     8,502,806     8,158,246     7,604,923
                                     ===========    ===========   ===========   ===========   ===========

  Ratio of Earnings to Fixed
  Charges                                   0.15           6.62          9.58          8.35          7.08
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